Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement on Form F-1 No. 333-288747 (the “Registration Statement”) of our report dated May 16, 2025, relating to the consolidated financial statements of RedCloud Holdings plc (the “Company”) as of and for the year ended December 31, 2024, which appear in the consolidated financial statements of the Company’s Annual Report (Form 20-F) for the year ended December 31, 2025. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

July 30, 2026